Exhibit 22.1

Guarantor Subsidiaries of QualTek Services Inc.

Set forth is a list of the guarantor subsidiaries of QualTek Services Inc. as of September 16, 2022 and their respective jurisdictions of organization.

Name	Jurisdiction of Formation
QualTek LLC	Delaware
QualTek Wireline LLC	Delaware
QualSat, LLC	Delaware
AdvanTek Electrical Construction, LLC	Delaware
QualTek Wireless LLC	Delaware
Site Safe, LLC	Delaware
QualTek Recovery Logistics LLC	Delaware
QualTek Fulfillment LLC	Delaware
QualTek Renewables LLC	Texas
QualTek Buyer, LLC	Delaware
QualTek MidCo, LLC	Delaware
QualTek Management, LLC	Delaware
NX Utilities ULC	British Columbia
Concurrent Group LLC	Florida